Exhibit 99.1

Popular, Inc. Declares a Cash Dividend of $0.70 per Common Share

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – February 26, 2025 – Popular, Inc. (NASDAQ: BPOP) announced today that its Board of Directors has approved a quarterly cash dividend of $0.70 per share on its outstanding common stock. The dividend will be payable on April 1, 2025 to shareholders of record at the close of business on March 18, 2025.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. and British Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Senior Vice President and Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com

Financial (English): P-EN-FIN